Exhibit 99.1

ArcherDX, Inc.

Consolidated Financial Statements

As of December 31, 2018 and 2019, and

For the Years Ended December 31, 2018 and 2019

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF ARCHERDX, INC.

As of December 31, 2018 and 2019, and

For the Years Ended December 31, 2018 and 2019

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of ArcherDX, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ArcherDX, Inc. (the Company) as of December 31, 2018 and 2019, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Adoption of ASU No. 2016-02

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for leases in the December 31, 2019 consolidated financial statements due to the adoption of ASU No. 2016-02, Leases.

The Company’s Ability to Continue as a Going Concern

Since the date of completion of our audit of the accompanying consolidated financial statements and initial issuance of our report thereon dated March 6, 2020, except for Going Concern, Liquidity and Capital Resources and Reverse Stock Split in Note 2, as to which the date is August 25, 2020, which report contained an explanatory paragraph regarding the Company’s ability to continue as a going concern, the Company, as discussed in Note 2, has completed the Merger Agreement with Invitae Corporation resulting in additional access to liquidity. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Denver, Colorado

March 6, 2020, except for Reverse Stock Split in Note 2, as to which the date is August 25, 2020, and except for Going Concern, Liquidity and Capital Resources in Note 2, as to which the date is November 20, 2020.

ARCHERDX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	2018	2019
ASSETS
Current assets:
Cash and cash equivalents	$9,324	$59,492
Accounts receivable, net	6,743	15,354
Inventories	2,506	6,002
Prepaid expenses and other current assets	658	2,442
Total current assets	19,231	83,290
Property and equipment, net	2,813	10,811
Right-of-use assets, net	—	4,813
Intangible assets, net	1,755	780
Goodwill	5,453	4,972
Restricted cash	150	—
Other assets	73	2,130
Total assets	$29,475	$106,796
LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$3,540	$5,657
Accrued expenses	1,193	2,025
Accrued compensation	595	2,824
Lease liabilities	—	577
Other current liabilities	27	1,060
Deferred revenue	3,704	6,234
Total current liabilities	9,059	18,377
Long-term lease liabilities—less current portion	—	4,310
Long-term debt, net	—	28,572
Other long-term liabilities	3,331	10,622
Total liabilities	12,390	61,881
Commitments and contingencies (Note 16)
Convertible preferred stock, $0.001 par value, 15,000,000 and 28,293,525 shares authorized, 8,783,772 and 17,609,298 shares issued and outstanding with aggregate liquidation preference of $44,413 and $114,397 as of December 31, 2018 and 2019, respectively	42,180	110,154
Stockholders’ deficit:
Common stock, $0.01 par value, 30,000,000 and 45,000,000 shares authorized, 6,375,767 and 6,454,355 shares issued and outstanding as of December 31, 2018 and 2019, respectively	64	65
Additional paid-in capital	3,106	3,939
Accumulated deficit	(28,265)	(69,243)
Total stockholders’ equity (deficit)	(25,095)	(65,239)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$29,475	$106,796

See accompanying Notes to Consolidated Financial Statements.

ARCHERDX, INC.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2018	2019
Revenue
Precision oncology products	$16,025	$22,644
Pharma development services	12,429	27,921
Total revenue	28,454	50,565
Costs & operating expenses
Cost of precision oncology products	4,033	7,335
Cost of pharma development services	6,230	9,212
Sales and marketing	7,215	15,428
Research and development	8,184	34,172
General and administrative	7,700	15,875
Contingent consideration	—	5,768
Total operating expenses	33,362	87,790
Loss from operations	(4,908)	(37,225)
Interest expense, net	(1,160)	(2,432)
Other income (expense), net	34	(824)
Loss before income taxes	(6,034)	(40,481)
Income tax (benefit) expense	(481)	497
Net loss and comprehensive loss	$(5,553)	$(40,978)
Basic and diluted loss per common share	$(0.87)	$(6.39)
Basic and diluted weighted-average common shares outstanding	6,376,987	6,415,227

See accompanying Notes to Consolidated Financial Statements.

ARCHERDX, INC.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

For the Years Ended December 31, 2018 and 2019

(in thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance—January 1, 2018	—	—	6,377,878	$64	$2,833	$(22,712)	$(19,815)
Issuance of Series A convertible preferred stock for cash and conversion of debt, net of issuance costs of $206	7,764,831	37,436	—	—	—	—	—
Issuance of Series A convertible preferred stock as merger consideration	1,018,941	4,744	—	—	—	—	—
Issuance of common stock options as merger consideration	—	—	—	—	47	—	47
Repurchase of restricted stock	—	—	(2,111)	—	—	—	—
Stock-based compensation expense	—	—	—	—	226	—	226
Net loss	—	—	—	—	—	(5,553)	(5,553)
Balance—December 31, 2018	8,783,772	42,180	6,375,767	64	3,106	(28,265)	(25,095)
Issuance of Series B and Series C convertible preferred stock for cash, net of issuance costs of $2,010	8,828,807	67,990	—	—	—	—	—
Repurchase of Series A convertible preferred stock	(3,281)	(16)	—	—	—	—	—
Stock-based compensation expense	—	—	—	—	751	—	751
Proceeds from exercise of stock options	—	—	78,588	1	82	—	83
Net loss	—	—	—	—	—	(40,978)	(40,978)
Balance—December 31, 2019	17,609,298	$110,154	6,454,355	$65	$3,939	$(69,243)	$(65,239)

See accompanying Notes to Consolidated Financial Statements.

ARCHERDX, INC.

Consolidated Statements of Cash Flows

(in thousands)

	For the Years Ended December 31,
	2018	2019
Cash flows from operating activities
Net loss	$(5,553)	$(40,978)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	849	2,687
Amortization of debt issuance costs and debt extinguishment	739	197
Bad debt expense	60	(60)
Stock-based compensation expense	226	751
Change in fair value of contingent consideration	—	5,768
Change in fair value of convertible preferred stock warrants	(64)	802
Change in allowance for obsolete inventory	188	37
Deferred tax (benefit) expense	(481)	481
Changes in assets and liabilities
Accounts receivable	(3,030)	(8,551)
Inventories	(1,142)	(3,533)
Prepaid expenses and other assets	(302)	(4,464)
Accounts payable and accrued liabilities	2,218	6,833
Lease liabilities	—	45
Deferred revenue	1,704	2,531
Deferred rent	(15)	—
Net cash used in operating activities	(4,603)	(37,454)
Cash flows from investing activities
Purchase of property and equipment	(2,324)	(9,710)
Cash acquired in merger transaction	346	—
Net cash used in investing activities	(1,978)	(9,710)
Cash flows from financing activities
Proceeds from issuance of convertible preferred stock, net of issuance costs	14,793	67,990
Proceeds from borrowing under credit facility, net of issuance costs	—	29,125
Repayment of related party debt	(1,250)	—
Payments on capital lease obligations	(15)	—
Proceeds from exercise of stock options	—	83
Repurchase of Series A convertible preferred stock	—	(16)
Net cash provided by financing activities	13,528	97,182
Net increase in cash, cash equivalents, and restricted cash	6,947	50,018
Cash, cash equivalents, and restricted cash at beginning of year	2,527	9,474
Cash, cash equivalents, and restricted cash at end of year	$9,474	$59,492
Non-cash financing activities:
Conversion of convertible debt and accrued interest into convertible preferred stock	$22,642	$—
Issuance of warrant with credit facility	—	$750
Issuance of convertible preferred stock for merger consideration	$4,745	$—

Supplemental disclosure of cash flow information:

Cash paid for interest for the years ended December 31, 2018 and 2019 was $0.3 million and $2.2 million, respectively.

See accompanying Notes to Consolidated Financial Statements.

ArcherDX, Inc.

Notes to the Consolidated Financial Statements

1.	Nature of Business

ArcherDX, Inc. (together with its consolidated subsidiary, ArcherDX) is a leading genomic analysis company focused on democratizing precision oncology. ArcherDX was originally incorporated in January 2013, and subsequently merged into Enzymatics, Inc., or Enzymatics, in August 2013. In November 2014, the ArcherDX business unit was spun out from Enzymatics and incorporated in Delaware.

ArcherDX develops and commercializes research use only, or RUO, products, and offers services that meet the unique needs of its customers and their clinical applications. ArcherDX’s RUO product portfolio consists of VariantPlex, FusionPlex, LiquidPlex and Immunoverse, which are collectively referred to as ArcherPlex. ArcherDX also has in vitro diagnostic, or IVD, products in development, STRATAFIDE and Personalized Cancer Monitoring, or PCM, which have both received Breakthrough Device designation from the U.S. Food & Drug Administration, or FDA.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, or U.S. GAAP. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification, or ASC, and Accounting Standards Update, or ASU, of the Financial Accounting Standards Board, or FASB. ArcherDX’s consolidated financial statements include the accounts of ArcherDX, Inc. and its wholly-owned subsidiary, ArcherDX Clinical Services, Inc., formerly Baby Genes, Inc. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, ArcherDX evaluates its estimates, including estimates related to revenue, the allowance for doubtful accounts, the allowance for obsolete inventory, allocation of purchase price in business combinations, contingent consideration, convertible preferred stock warrants, intangible assets impairment and stock-based compensation. ArcherDX bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Going Concern, Liquidity and Capital Resources

ArcherDX has incurred losses and negative cash flows since its inception. As of December 31, 2019, ArcherDX had an accumulated deficit of $69.2 million.

ArcherDX has funded operations to date principally from the sale of convertible preferred stock, the issuance of convertible notes, entry into term loans and, to a lesser extent, products and services revenue. As of December 31, 2019, ArcherDX had cash and cash equivalents of $59.5 million.

ArcherDX evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through November 2021. ArcherDX’s cash requirements include, but are not limited to, investments in the research and development of its technologies and sales and marketing, capital expenditures, and working capital requirements. On October 2, 2020, we completed our Merger Agreement with Invitae Corporation, or “Invitae”. We have incurred substantial losses since our inception, and we expect to continue to incur losses in the near term. We believe our existing cash, cash equivalents and marketable securities, as well as the additional access to liquidity as a result of our October 2, 2020 merger with Invitae Corporation, will be sufficient to meet our anticipated cash requirements for at least one year after the date the financial statements are issued.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. ArcherDX views its operations and manages its business in one operating segment, which is the business of delivering precision oncology products and pharma development services to its customers.

Fair Value of Financial Instruments

Cash and cash equivalents and liabilities for contingent consideration and convertible preferred stock warrants are carried at fair value. Financial instruments, including accounts receivable, accounts payable, and accrued expenses are carried at cost, which approximates fair value given their short-term nature (Note 4). Long-term debt is carried at cost, which approximates fair value.

Cash and Cash Equivalents

ArcherDX considers all highly liquid investments with original maturity from the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits and money market accounts that invest primarily in U.S. government-backed securities and treasuries. At December 31, 2018 and 2019, ArcherDX had cash equivalents of $0.1 million and $43.2 million, respectively.

Restricted Cash

Restricted cash consisted of a deposit securing a collateral letter of credit issued in connection with the ArcherDX’s facility operating lease as of December 31, 2018; the need for the restricted cash balance ended with the amendment to the ArcherDX’s facility operating lease. ArcherDX had restricted cash of $0.2 million and $0 as of December 31, 2018 and 2019, respectively.

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheets that sum to the total of the same amounts shown in the statements of cash flows (in thousands):

	December 31,
	2018	2019
Cash and cash equivalents	$9,324	$59,492
Restricted cash	150	—
Total cash and cash equivalents and restrictions	$9,474	$59,492

Accounts Receivable

ArcherDX provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. ArcherDX’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that ArcherDX’s estimate of the allowance for doubtful accounts will change and that losses ultimately incurred could differ materially from the amounts estimated in determining the allowance. At December 31, 2018 and 2019, ArcherDX recorded an allowance of $0.1 million and $0.1 million, respectively.

Concentrations of Risk

ArcherDX is subject to credit risk from holding its cash and cash equivalents at one commercial bank. ArcherDX limits exposure to credit losses by investing in money market funds through a U.S. bank with high credit ratings. ArcherDX’s cash may consist of deposits held with banks that may at times exceed federally insured limits, however, its exposure to credit risk in the event of default by the financial institution is limited to the extent of amounts recorded on the balance sheets. ArcherDX performs evaluations of the relative credit standing of these financial institutions to limit the amount of credit exposure.

ArcherDX is also subject to credit risk from its accounts receivable. ArcherDX grants credit in the normal course of business to customers in the U.S. and in foreign countries, predominantly in the European Union and United Kingdom. ArcherDX periodically perform credit analysis and monitor the financial condition of its customers to reduce credit risk. ArcherDX performs ongoing credit evaluations of its customers, but generally does not require collateral to support accounts receivable. Accounts receivable are recorded at the invoiced amount and do not bear interest.

The following table provides ArcherDX’s revenue by geographic area based on the customers’ location (in thousands):

	December 31,
	2018	2019
United States	$16,565	$18,069
International	11,889	32,496
Total revenue	$28,454	$50,565

ArcherDX’s revenue is generated primarily in the U.S., European Union, and United Kingdom.

Significant customers are those which represent more than 10% of ArcherDX’s total revenue or accounts receivable balance at each respective balance sheet date. For each significant customer, revenue as a percentage of revenue and accounts receivable as a percentage of accounts receivable are as follows:

	Revenue for the Year Ended December 31		Accounts Receivable as of December 31
	2018	2019	2018	2019
Customer A(1)	22%	5%	13%	2%
Customer B(1)	20%	44%	25%	42%

(1)	The country of headquarters of Customer A is the US, and the country of headquarters of Customer B is Germany

Inventory

ArcherDX’s inventory consists of raw materials, work in progress, and finished goods, which are stated at the lower of cost or net realizable value on a first in, first out basis. ArcherDX periodically analyzes its inventory levels and expiration dates, and write down inventory that has become obsolete, inventory that has a cost basis in excess of its net realizable value, and inventory in excess of expected sales requirements as cost of revenue. ArcherDX records an allowance for obsolete inventory using an estimate based on historical trends and evaluation of near-term expirations.

Prepaid Expenses

Prepaid expenses consist primarily of operating expenses paid in advance.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, and the shorter of the estimated economic life or related lease terms for leasehold improvements. Maintenance and repairs are expensed as incurred.

Estimated useful lives for property and equipment are as follows:

Property and Equipment	Estimated Useful Life
Furniture and fixtures	7 years
Manufacturing and lab equipment	5 years
Computer equipment	3 years
Leasehold improvements	Lesser of estimated useful life or remaining lease term

Long-Lived Assets

ArcherDX evaluates the recoverability of long-lived assets, including property and equipment and intangible assets, whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. In such circumstances, ArcherDX looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. There were no impairments recorded for the years ended December 31, 2018 and 2019. Substantially all of ArcherDX’s long-lived assets are located in the U.S.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination accounted for under the acquisition method of accounting and is not amortized, but is subject to impairment testing at least annually in the fourth quarter or when a triggering event is identified that could indicate a potential impairment. ArcherDX is organized as a single reporting unit, and it first performs a qualitative assessment to evaluate indicators of goodwill impairment. If it is more likely than not that an impairment exists, ArcherDX performs a quantitative assessment by comparing the carrying value of the reporting unit to the fair value of ArcherDX. There were no impairments recorded for the years ended December 31, 2018 and 2019. Goodwill was recorded as a result of the Baby Genes, Inc. acquisition in 2018 (Note 3).

Deferred Revenue

Advanced billings for services to customers, including billings at the initiation of a performance-based milestone, are deferred and recognized as revenue in the applicable future period when the revenue is earned. The following table provides a reconciliation of deferred revenue to revenue recognized from deferred revenue during the years ended December 31, 2018 and 2019 (in thousands):

	December 31,
	2018	2019
Deferred revenue, beginning balance	$2,000	$3,704
Plus deferred revenue added during the year	4,388	9,601
Less Revenue recognized from deferred revenue during the year	(2,684)	(7,071)
Deferred revenue, ending balance	$3,704	$6,234

Revenue Recognition

ArcherDX recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which ArcherDX expects to receive in exchange for those goods or services. To determine revenue recognition, ArcherDX follows the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) ArcherDX satisfies a performance obligation.

The following is a summary of the application of the respective model to each of ArcherDX’s revenue classifications:

Overview

ArcherDX derives revenue from two sources: (i) precision oncology products and (ii) pharma development services.

Precision Oncology Products Revenue

Precision oncology product revenue is generated from sales of ArcherDX’s genomic products, which can either be sold alone or in combination with a service performance obligation. When sold in combination, ArcherDX uses its precision oncology products to provide clinical research and clinical trial services to its customers.

From ArcherDX’s inception through December 31, 2019, precision oncology product revenue has been comprised primarily of sales of its ArcherPlex RUO products for therapy optimization and PCM products for cancer monitoring. ArcherDX recognizes revenue on precision oncology product sales once product shipment has occurred or upon the completion of services when the product and service are a combined performance obligation. Payments from customers are typically due within 90 days from invoice date.

Product sales are recorded net of discounts and other deductions. ArcherDX recognizes revenue on precision oncology product sales once product shipment has occurred or upon the completion of services when the product and service are a combined performance obligation. Payments typically are due 30 days from invoice date.

Shipping and handling fees billed to customers are classified on the consolidated statements of operations and comprehensive loss in revenue. The associated shipping and handling costs are classified in cost of revenue.

Pharma Development Services Revenue

Pharma development services revenue is generated primarily from services provided to biopharmaceutical companies related to companion diagnostic development, clinical research, and clinical trial services across the research, development, and commercialization phases of collaborations.

For companion diagnostic development, ArcherDX collaborates with biopharmaceutical companies to develop assays for clinical utility studies and clinical trials. As part of these collaborations, ArcherDX provides services related to regulatory filings with the FDA in the United States, and various international regulatory agencies, to support companion diagnostic device submissions. Under these collaborations ArcherDX generates revenue from achievement of milestones, provision of ongoing support, and related pass-through costs and fees. ArcherDX generally has distinct performance obligations for development milestones related to its development of a companion diagnostic device. ArcherDX uses a cost plus a margin approach to estimate the standalone value of its companion diagnostic development service performance obligations. Revenue is recognized over time using input and output methods based on ArcherDX’s surveys of performance completed to date toward each milestone including labor hours expended, tests processed or time elapsed.

Clinical research activities and clinical trial service revenue are generated primarily from customer assay design services and sample processing activities, excluding the product component of sample processing activities. Revenue is recognized as test samples are processed or scope of work is completed, based on contracted agreements with biopharmaceutical companies.

In November 2017, ArcherDX signed its first companion diagnostic contract. Under the $11.3 million time and materials arrangement, ArcherDX was developing an oncology companion diagnostic device for use in the customer’s clinical trials of its investigational drug. Upon contract signing, ArcherDX received $2.0 million of the contract price as an upfront deposit that was recorded as deferred revenue and is creditable toward the final contract billings. For this companion diagnostic contract, ArcherDX recognized revenue as time and materials expenses are incurred and charged to the third party on a monthly basis. On April 30, 2019, the customer notified ArcherDX that the customer’s related clinical drug trial had not met its primary endpoint for drug efficacy, and that the customer was terminating its contract with ArcherDX. ArcherDX quantified and offset the final study costs and wind-down costs of $1.4 million against the $2.0 million upfront deposit received from the customer in November 2017. ArcherDX refunded $0.6 million of unapplied deposit to the customer in June 2019.

In 2018 and 2019, ArcherDX signed additional companion diagnostic contracts. The contracts consist primarily of milestone-based payments along with annual fees and marked-up pass-through costs. The arrangements are treated as short-term contracts for revenue recognition purposes because they allow termination of the agreements by the customers with 30 to 120 days’ written notice without a termination penalty. Upon termination, customers are required to pay for the proportion of services provided under milestones that were in progress. ArcherDX recognizes revenue in an amount that reflects the consideration which it expects to receive in exchange for those goods or services after consideration of the short term nature of its contracts. ArcherDX recognizes revenue over time based on the progress made toward achieving the performance obligation, utilizing both input and output methods, depending on the performance obligation, including labor hours expended, tests processed, or time elapsed, that measure ArcherDX’s progress toward the achievement of the milestone. Milestones are billed at 30%-50% upon milestone initiation and are recorded as deferred revenue until earned; once a milestone is completed, the remaining 50%-70% of the milestone is billed to the customer. Unbilled revenue is a contract receivable that is included in net accounts receivable on the consolidated balance sheets; unbilled revenue was $1.4 million and $6.5 million at December 31, 2018 and 2019, respectively.

Cost of Revenue

Cost of Precision Oncology Products Revenue

Cost of precision oncology products generally consist of the cost of materials and consumables, personnel-related expenses (comprised of salaries, benefits, bonuses, and share-based compensation), shipping and handling, royalties, professional services, equipment and allocated overhead costs associated with the manufacturing of products. Allocated overhead costs include allocated occupancy costs and information technology costs.

Cost of Pharma Development Services

Cost of pharma development services generally consists of personnel-related expenses (comprised of salaries, benefits, bonuses, and share-based compensation), the cost of consumables, equipment expenses associated with sample processing, costs paid to contract research organizations for lab services and clinical trial support, and allocated overheads costs. Allocated overhead costs include allocated occupancy costs and information technology costs. Costs associated with processing samples are recorded regardless of whether revenue was recognized with respect to the performance obligation. Additional costs associated with companion diagnostic development services for biopharmaceutical companies also include, but are not limited to, contractors and professional services, regulatory fees, and commercialization fees.

Costs incurred for process development, feasibility, or analytical and clinical validation activities that would have otherwise been incurred for product development for STRATAFIDE and PCM IVD are reported as research and development expenses.

Research and Development

ArcherDX is currently conducting research and development activities for product and service offerings across therapy optimization and cancer monitoring. Expenditures made for research and development are charged to expense as incurred and include, but are not limited to, personnel-related expenses (comprised of salaries, benefits, bonuses, and share-based compensation), laboratory supplies, biorepository and sequencing costs, consulting services, including, but not limited to, statistical analysis, engineering, and regulatory services, and allocated overhead costs. Allocated overhead costs include allocated occupancy costs and information technology costs.

A component of ArcherDX’s internal research and development expenses related to process development, feasibility, or analytical and clinical validation activities also meet the performance obligations under contracts to provide companion diagnostic development services.

License Agreements

ArcherDX has entered and may continue to enter into license agreements to access and utilize certain technology. In each case, ArcherDX evaluates if the license agreement results in the acquisition of an asset or a business. ArcherDX evaluates the license to determine if the acquired asset has the ability to generate revenues or is subject to regulatory approval. When regulatory approval is not required, ArcherDX records the license as an asset and amortize it over the estimated economic life. When regulatory approval is required, ArcherDX records the amount paid as a research and development expense.

Advertising Costs

ArcherDX expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2018 and 2019 was $0.1 million and $0.2 million, respectively.

Income Taxes

ArcherDX accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Tax benefits are recognized when it is more likely than not that a tax position will be sustained during an audit. Deferred tax assets are reduced by a valuation allowance if current evidence indicates that it is considered more likely than not that these benefits will not be realized. Interest and penalties, if applicable, are recorded in the period assessed as general and administrative expenses.

Recently Adopted Accounting Pronouncements

In January 2017, the FASB issued ASU No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, an amendment to simplify the subsequent quantitative measurement of goodwill by eliminating step two from the goodwill impairment test. As amended, an entity will recognize an impairment charge for the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. An entity still has the option to perform the qualitative test for a reporting unit to determine if the quantitative impairment test is necessary. This amendment is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Entities should apply the amendment prospectively. Early adoption is permitted, including in an interim period, for impairment tests performed after January 1, 2017. ArcherDX adopted ASU 2017-04 effective January 1, 2019; ArcherDX’s adoption of the new guidance did not have a material impact on its consolidated financial statements.

In February 2017, the FASB issued ASU No. 2017-02, Leases (Topic 842), which requires lessees to recognize assets and liabilities for the rights and obligations created by most leases on their balance sheet. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition on the consolidated statements of operations and comprehensive loss. ArcherDX adopted this guidance on January 1, 2019, utilizing the modified retrospective adoption for all leases existing at, or entered into after, the date of initial application, which leaves the comparative period reporting unchanged. Comparative reporting periods are presented in accordance with Topic 840, while periods subsequent to the effective date are presented in accordance with Topic 842. ArcherDX elected to adopt the package practical expedient which allowed us: 1) to not reassess whether any expired or existing contracts are or contain leases, 2) to not reassess the lease classification for any expired or existing leases and 3) to not reassess initial direct costs for any existing leases. ArcherDX also elected not to recognize on the balance sheet leases with terms of 12 months or less. For these short-term leases, ArcherDX will recognize the lease payments in profit or loss on a straight-line basis over the lease term and the variable lease payments in the period in which the obligation for those payments is incurred. Adoption of the new lease standard resulted in the recording of net right-of-use assets and lease liabilities of $4.8 million and $5.0 million, respectively, as of January 1, 2019. There was no material impact on the consolidated statements of operations and comprehensive loss or on the consolidated statements of cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payment granted to nonemployees for goods and services. Under the standard, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. ArcherDX adopted ASU 2018-07 as of January 1, 2019. ArcherDX’s adoption of the new standard did not have a material impact on its consolidated financial statements and related disclosures.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. ArcherDX will adopt ASU 2016-13 as of January 1, 2020. ArcherDX is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. The guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. ArcherDX will adopt ASU 2018-02 as of January 1, 2020. ArcherDX is currently evaluating the impact the standard may have on its consolidated financial statements and related disclosures.

Reverse Stock Split

On June 17, 2020, ArcherDX effected a 0.7039-for-1 reverse stock split of its common and preferred stock. The par value and the authorized number of shares of the common and preferred stock were not adjusted as a result of the reverse stock split. The accompanying consolidated financial statements and notes to the financial statements give retroactive effect to the reverse stock split for all periods presented. No fractional shares were issued in connection with the reverse stock split. Any fractional share resulting from the reverse stock split was rounded down to the nearest whole share, and in lieu of any fractional shares, ArcherDX will pay in cash to the holders of such fractional shares an amount equal to the fair value, as determined by the board of directors, of such fractional shares.

3.	Business Combination

On October 2, 2018, ArcherDX entered into an Agreement and Plan of Merger with Baby Genes, Inc. (“Baby Genes”), a prenatal and neonatal genetic testing Clinical Laboratory Improvement Amendments (“CLIA”) laboratory certified by the Centers for Medicare & Medicaid Services. The purpose of the acquisition was the extension of ArcherDX’s molecular diagnostic portfolio and genomic profiling service offerings to further support ArcherDX’s biopharmaceutical partners’ therapy development and clinical trial programs. Pursuant to the Baby Genes merger agreement, ArcherDX purchased all issued and outstanding shares of common stock of Baby Genes for 1,018,941 shares of its Series A convertible preferred stock, with up to an additional 1,463,758 shares of ArcherDX’s Series A convertible preferred stock to be issued upon the achievement of certain revenue-based milestones by Baby Genes in 2019 and 2020. Holders of Baby Genes common stock options agreed to the cancellation of employee options in exchange for ArcherDX issuing them options to purchase 69,681 shares of ArcherDX’s common stock. As a result of this transaction, Baby Genes is a wholly owned subsidiary of ArcherDX and now formally exists as ArcherDX Clinical Services, Inc. (“ACS”). The Baby Genes merger is a related party transaction. The president and chief executive officer of ArcherDX is a founder, major shareholder, and board member of Baby Genes and is related to the president and chief executive officer of Baby Genes.

Baby Genes’ results of operations were included in ArcherDX’s results beginning October 2, 2018. Acquisition-related costs of approximately $9,000 were included in general and administrative expenses in ArcherDX’s consolidated statement of operations and comprehensive loss for the year ended December 31, 2018. The fair value of the Series A convertible preferred stock issued as part of the consideration paid for Baby Genes on the acquisition date, and the fair value of the Series A convertible preferred stock shares to be issued as contingent consideration, were determined with the assistance of a third-party valuation firm. The fair value of the earn-out shares to be issued as contingent consideration was estimated using an income approach involving Monte Carlo simulation.

Goodwill of $5.0 million arising from the acquisition consisted largely of synergies and the cost savings resulting from the combining of the operations of the companies. The amount of deductible goodwill for income taxes purposes was $0. The fair value of intangible assets related to the acquisition was $1.9 million, consisting of permits and licenses of $0.8 million, trade name of $0.6 million, and non-competition agreement of $0.5 million, as of October 2, 2018; there was no change in the fair value of the intangible assets through December 31, 2018 and 2019.

The following table summarizes the consideration paid for Baby Genes and the amounts of the assets acquired and liabilities assumed at the acquisition date as of December 31, 2019 (in thousands):

Consideration
Series A convertible preferred stock	$4,745
Net working capital adjustment paid in cash	81
Common stock options issued for vested Baby Genes options	47
Contingent consideration	2,559
Fair value of total consideration transferred	$7,432
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$346
Other current assets	228
Property and equipment, net	80
Intangible assets	1,929
Total assets acquired	2,583
Current liabilities	(123)
Total liabilities assumed	(123)
Total identifiable net assets	2,460
Goodwill	$4,972

The following unaudited pro forma operating results give effect to the Baby Genes acquisition as though it had been completed as of January 1, 2018 (in thousands, except per-share data). These pro forma amounts are not necessarily indicative of the operating results that would have occurred if this transaction had occurred on such date. The pro forma adjustments are based on certain assumptions that ArcherDX believes are reasonable.

Unaudited Pro Forma Financial Information
Revenue	$29,151
Net loss and comprehensive loss	$(6,087)
Basic and diluted loss per share	$(0.95)

In 2019 ArcherDX repurchased 3,281 Series A convertible preferred stock shares from non-accredited former Baby Genes shareholders for $17,000. Upon finalization of the allocation of the purchase price to the assets and liabilities acquired during the year ended December 31, 2019, deferred tax liabilities initially recorded were reduced to $0.5 million with a corresponding decrease to goodwill recorded. Goodwill for the years ended December 31, 2018 and 2019 was $5.5 million and $5.0 million, respectively.

The contingent consideration included in the Baby Genes purchase price stipulated certain revenue thresholds during the two calendar years following the acquisition. If ArcherDX completes a qualified initial public offering before the end of Year 2, then a portion of the consideration is automatically earned. The contingent consideration is recorded as a liability due to the liquidation preference provisions of the underlying Series A convertible preferred stock, and changes in the fair value are recorded as a component of general and administrative expenses in the consolidated statements of operations and comprehensive loss.

For the year ended December 31, 2019, the Year 1 earn-out criteria was met. As such, ArcherDX will issue 624,277 shares of Series A convertible preferred stock to the former Baby Genes shareholders in February 2020. The fair value of the Series A convertible preferred stock to be issued as contingent consideration was determined by a third-party valuation firm. The fair value of the shares to be issued as contingent consideration for Year 2 was estimated using an income approach involving Monte Carlo simulation. As of December 31, 2019, the fair value of the Year 1 contingent consideration was $4.2 million and the Year 2 contingent consideration was $4.2 million.

4.	Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability (at exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The three levels of inputs that may be used to measure fair value include:

Level 1: Quoted prices in active markets for identical assets or liabilities. ArcherDX’s Level 1 assets consist of money market accounts. ArcherDX does not have Level 1 liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. ArcherDX does not have Level 2 assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity. ArcherDX does not have Level 3 assets. ArcherDX’s Level 3 liability consists of Series A and B convertible preferred stock warrants and contingent consideration.

The following table identifies ArcherDX’s assets and liabilities that were measured at fair value on a recurring basis (in thousands):

	Level 1	Level 2	Level 3
December 31, 2018
Assets:
Money market accounts	$80	—
Liabilities:
Warrant liability	—	—	$(742)
Contingent consideration	—	—	$(2,559)
December 31, 2019
Assets:
Money market accounts	$43,154	—	—
Liabilities:
Warrant liabilities	—	—	$(2,295)
Contingent consideration			$(8,327)

ArcherDX estimates the fair value of warrants using option-pricing models with the assistance of a third-party valuation specialist.

The following table presents a reconciliation of ArcherDX’s financial liabilities measured at fair value as of December 31, 2019 using significant unobservable inputs (Level 3), and the change in fair value recorded in other income, net in the consolidated statements of operations and comprehensive loss (in thousands):

	Convertible Preferred Stock Warrants	Contingent Consideration
Balance as of December 31, 2017	$806	$—
Exchange for Series A convertible preferred stock warrant	—	—
Change in fair value of Series A convertible preferred stock warrant	(64)	—
Addition of contingent consideration	—	2,559
Balance as of December 31, 2018	742	2,559
Issuance of Series B convertible preferred stock warrant	750	—
Change in fair value of Series A and B convertible preferred stock warrants	803	—
Change in fair value of contingent consideration	—	5,768
Balance as of December 31, 2019	$2,295	$8,327

There were no transfers between the Level 1 and Level 2 categories or into or out of the Level 3 category during the years ended December 31, 2018 and 2019.

5.	Inventories

Inventories consist of the following (in thousands):

	December 31,
	2018	2019
Raw materials	$1,966	$3,640
Work in process	149	1,412
Finished goods	391	950
Total inventories	$2,506	$6,002

6.	Property and Equipment

Property and equipment are summarized as follows (in thousands):

	December 31,
	2018	2019
Manufacturing and lab equipment	$4,136	$490
Office equipment	490	1,490
Leasehold improvements	105	421
Construction in progress	—	405
Property and equipment, gross	4,731	14,441
Less accumulated depreciation and amortization	(1,918)	(3,630)
Property and equipment, net	$2,813	$10,811

Depreciation and amortization expense for the years ended December 31, 2018 and 2019 was $0.6 million and $1.6 million, respectively.

7.	Goodwill and Intangible Assets

The carrying amount of goodwill was reduced by $0.5 million since its recognition in 2018 in conjunction with ArcherDX’s Baby Genes acquisition. The reduction occurred during the year ended December 31, 2019 and resulted from the finalization of the purchase price allocation to the assets and liabilities acquired and specifically from the reduction in the deferred tax liabilities initially recorded.

Intangible assets subject to amortization consist of the following (in thousands):

	Estimated Useful	December 31,
	Life in Years	2018	2019
Permits and licenses	0.8	$898	$898
Trade name	7.0	606	606
Non-competition agreement	0.8	518	518
Intangible assets, gross		2,022	2,022
Less accumulated amortization		(267)	(1,242)
Intangible assets, net		$(1,755)	$780

Amortization expense for the years ended December 31, 2018 and 2019 was $0.3 million and $1.0 million, respectively.

As of December 31, 2019, expected future amortization expense for intangible assets is as follows (in thousands):

Year Ending December 31,
2020	$315
2021	$95
2022	$95
2023	$95
2024	$95
Thereafter	$85

8.	Leases for Facilities and Equipment

At the inception of an arrangement, ArcherDX determines whether the arrangement is or contains a lease based on the unique facts and circumstances. Most leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and, if applicable, long-term lease liabilities. ArcherDX elected not to recognize on the balance sheet leases with terms of one year or less. Lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected lease term. The interest rate implicit in lease contracts is typically not readily determinable. As such, ArcherDX utilizes the appropriate incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment. Certain adjustments to the right-of-use asset may be required for items such as incentives received.

ArcherDX’s facilities operating leases have lease and non-lease components, which it has elected to separate and exclude from the measurement of the lease liabilities. The lease component results in a right-of-use asset being recorded on the consolidated balance sheet and amortized as lease expense on a straight-line basis to the consolidated statement of operations, and a lease liability, which is the net present value of the lease payments over the expected term.

ArcherDX leases all of its office facilities. Leases with an initial term of 12 months or less are not recorded on the balance sheet; ArcherDX recognizes lease expense for these leases on a straight-line basis over the lease term. Most leases include one or more options to renew. The exercise of lease renewal options is at ArcherDX’s sole discretion; a lease renewal option is included in the lease liability when it is likely ArcherDX would exercise the option. ArcherDX’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

ArcherDX also has an operating lease for certain office equipment.

The components of lease expense and related cash flows were as follows (in thousands):

Year Ended December 31, 2019
Lease cost
Operating lease cost	$1,062
Variable lease cost	94
Total lease cost	$1,156
Operating cash outflows from operating leases	$1,156

There is no short-term lease cost, and the variable lease cost is not material to the consolidated financial statements.

The weighted-average remaining lease term and weighted-average discount rate of operating leases were as follows:

December 31, 2019
Weighted-average remaining lease term (years)	5.0%
Weighted-average discount rate	8%

Future minimum commitments due under these lease agreements as of December 31, 2019 are as follows (in thousands):

Year Ending December 31,
2020	$953
2021	1,182
2022	1,239
2023	1,272
2024	1,283
Thereafter	105
Present value adjustment	(1,147)
Total present value of lease payment	$4,887

9.	Convertible Notes Payable and Other Debt

Convertible Notes Payable

ArcherDX issued convertible promissory notes that had a balance of $20.0 million at December 31, 2017. On March 5, 2018, these notes and their related accrued interest at a rate of 6% converted into 4,798,978 Series A convertible preferred stock shares.

Related Party Note Payable

During 2017, ArcherDX borrowed $1.3 million from PBM Special Projects II, LLC in exchange for a promissory note and an equity participation right equal to 1% of ArcherDX upon a change of control. This was a related party transaction involving a venture capital fund managed by Paul Manning, a member of ArcherDX’s board of directors. The equity participation right was valued at approximately $0.8 million at note inception and was recorded as a discount on note payable that was to be amortized to interest expense over the term of the note. ArcherDX repaid the note principal with accrued interest in March 2018 and exchanged the equity participation right for a warrant to purchase 159,866 shares of Series A convertible preferred stock with an exercise price of $0.01 per share. The fair value of the warrant was consistent with the value of the equity participation right. In conjunction with the note repayment, the remaining discount on note payable of $0.8 million was recognized as debt extinguishment, recorded within interest expense.

Accounts Receivable Line of Credit Facility

In September 2018, ArcherDX negotiated an accounts receivable line of credit with Silicon Valley Bank. The term of the line was two years. The agreement included a borrowing base calculation tied to accounts receivable with a maximum availability of $7.5 million and variable interest at prime plus a floor of 4.75%. The line of credit included a termination fee of 3.0% during the first 12 months, 1.5% for the subsequent 12 months, and 0% if the line expires after two years. There were no amounts drawn on the line as of December 31, 2018. The line was subsequently terminated in May 2019 as a condition to closing a debt financing transaction with Perceptive Advisors LLC (“Perceptive”). ArcherDX paid a 3% termination fee of $0.2 million to Silicon Valley Bank to terminate the accounts receivable line of credit, which is recorded as a debt extinguishment cost within interest expense. No amounts had been drawn on the accounts receivable line of credit, and no other amounts were due to the bank upon termination of the line of credit agreement.

Credit Facility

On May 10, 2019, ArcherDX entered into a $45 million credit facility with Perceptive, of which $30 million was immediately drawn as a term loan by ArcherDX. In conjunction with the credit facility, Perceptive received a warrant to purchase 455,188 shares of Series B convertible preferred stock at the Series B original issuance price of $6.85 per share; the warrant expires May 10, 2026. This was accounted for as a discount to the loan.

Under the terms of the credit facility agreement, ArcherDX may draw an additional $15 million before July 15, 2020 if it meets certain revenue milestones.

Perceptive is eligible to receive a delayed draw date warrant for 227,594 Series B shares at an exercise price of $6.85 per share; issuance of the warrant is contingent upon ArcherDX’s draw of the additional $15 million under the debt facility.

The outstanding principal amount of the debt facility will accrue interest at an annual rate equal to the Applicable Margin of 8.25% plus the greater of (a) one-month LIBOR or (b) two and three quarters percent (2.75%) per annum. If one-month LIBOR ceases to exist in 2021, the Wall Street Journal Prime Rate will be used as the alternate rate. At December 31, 2019, the interest rate was 11%. Interest is payable monthly in arrears. At closing, ArcherDX incurred a nonrefundable closing fee of $0.7 million, which, along with debt issuance fees of $0.2 million and the initial fair value of the warrant of $0.8 million, is amortized to interest expense over the remaining term of the debt. The fair value of the warrant is $1.0 million; adjustments to the warrant’s fair value are recorded within non-operating expenses.

The credit facility is collateralized by ArcherDX’s tangible and intangible assets. The debt financing proceeds are to be used for general corporate purposes, including the refinancing of existing debt and the payment of fees and expenses associated with the negotiation, execution and implementation of the credit facility. The credit facility agreement contains certain restrictive covenants, including monthly and quarterly financial covenants tied to ArcherDX’s cash balance and 12-month revenues; ArcherDX was in compliance with all covenants as of December 31, 2019. The credit facility matures on May 10, 2023.

10.	Income Taxes

ArcherDX’s effective tax rates for the years ended December 31, 2018 and 2019 differ from the U.S. federal statutory rate as follows (in thousands):

	Year Ended December 31,
	2018	2019
	(in thousands)
Tax at the federal statutory rate	$(1,278)	$(8,501)
Stock-based compensation	39	118
Research and development credits	(444)	(65)
Change in valuation allowance	418	9,260
State taxes, net of federal benefits	(223)	(1,520)
Fair value of contingent consideration	—	1,211
Return to provision adjustment	1,007	—
Other	—	(6)
Total provision (benefit) for income taxes	$(481)	$497

The components of the provision for income taxes are as follows:

	Year Ended December 31,
	2018	2019
	(in thousands)
Current:
Federal	$—	$—
State	—	16
Total current tax expense	—	16
Deferred:
Federal	(405)	405
State	(76)	76
Total deferred tax expense	(481)	481
Total provision for income taxes	$(481)	$497

The significant components of ArcherDX’s deferred tax assets and liabilities are as follows:

	December 31,
	2018	2019
	(in thousands)
Deferred tax assets:
Net operating loss carryforward	$5,271	$14,589
Tax credit carryforwards	861	926
Inventory	112	120
Accrued expenses	82	372
Deferred revenue	499	—
Lease liability	—	1,250
Other	56	89
Total deferred tax assets	6,881	17,346
Valuation allowance	(6,377)	(15,747)
Deferred tax assets, net of valuation allowance	504	1,599
Deferred tax liabilities:
Property, plant and equipment	(83)	(184)
Right of use asset	—	(1,231)
Intangible assets	(421)	(184)
Total deferred tax liabilities	(504)	(1,599)
Net deferred tax assets	$—	$—

At December 31, 2019, ArcherDX had net operating loss carryforwards of $56.8 million for federal purposes and $56.4 million for state purposes, respectively, which may be subject to limitations as described below. Utilization of the net operating losses generated prior to 2018, if not utilized to reduce taxable income in future periods, will begin to expire at various times starting in 2034.

Under the current federal income tax law, federal net operating losses incurred in 2018 and in future years may be carried forward indefinitely, but the deductibility of such federal net operating losses is limited for taxable years beginning after December 31, 2020. It is uncertain if and to what extent various states will conform to the newly enacted federal income tax law.

ArcherDX also had federal research and development tax credits of approximately $0.9 million, which may be used to offset future tax liabilities. These tax credit carryforwards will expire in 2035 if not utilized.

The net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three-year period in excess of 50%, as defined under Sections 382 and 383 of the Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of ArcherDX immediately prior to the ownership change. ArcherDX has not completed an evaluation under Sections 382 & 383 and such a limitation could be significant. Subsequent ownership changes may further affect the limitation in future years.

Since ArcherDX is in a loss carryforward position, ArcherDX is generally subject to examination by the U.S. federal, state and local income tax authorities for all tax years in which a loss carryforward is available. ArcherDX is not currently under examination by the Internal Revenue Service or any other jurisdictions for any tax years.

Assessing the realizability of deferred tax assets requires determination of whether it is more likely-than-not that some portion or all of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, ArcherDX considered all sources of taxable income available to realize deferred tax assets, including the future reversal of existing temporary differences, forecasts of future taxable income, and tax planning strategies. Based on the weight of available evidence, which includes ArcherDX’s historical period of cumulative net losses, recording a full valuation allowance was appropriate. There are no uncertain tax positions. This reflected an increase in the valuation allowance by approximately $9.4 million and $0.4 million during the years ended December 31, 2019 and 2018, respectively.

11.	Convertible Preferred Stock

ArcherDX’s convertible preferred stock is comprised of the following series (in thousands, except share amounts):

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance – January 1, 2018	—	$—	—	$—	—	$—
Issuance of Series A convertible preferred stock	7,764,831	37,436	—	—	—	—
Issuance of convertible preferred stock as merger	1,018,941	4,744	—	—	—	—
Balance—December 31, 2018	8,783,772	42,180	—	—	—	—
Issuance of Series B convertible preferred stock	—	—	2,190,546	13,150	—	—
Issuance of Series C convertible preferred stock	—	—	—	—	6,638,261	54,840
Repurchase of Series A convertible preferred stock	(3,281)	(16)	—	—	—	—
Balance—December 31, 2019	8,780,491	$42,164	2,190,546	$13,150	6,638,261	$54,840

ArcherDX’s convertible preferred stock consisted of the following:

	December 31, 2019
	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference	Net Carrying Value
			(in thousands)
Series A	14,780,767	8,780,491	$44,397	$42,164
Series B	4,082,031	2,190,546	15,000	13,150
Series C	9,430,727	6,638,261	55,000	54,840
Total convertible preferred stock	28,293,525	17,609,298	$114,397	$110,154

On March 5, 2018, ArcherDX completed a $37.6 million Series A convertible preferred stock financing with new outside investors led by Boulder Ventures VI, L.P. As a result, 7,764,831 Series A convertible preferred shares were issued. Approximately $23.0 million of the financing was in the form of converted note principal and accrued interest owed to existing investors at $4.72 per share and the resulting issuance of 4,798,978 shares of Series A preferred stock. Accrued interest of $2.7 million was converted into Series A convertible preferred stock. The remaining $15.0 million, net of issuance costs of $0.2 million, was received as cash proceeds to be used for operating purposes.

On May 10, 2019, ArcherDX completed a $15.0 million Series B convertible preferred stock financing round with existing and new outside investors led by Perceptive. As a result, 2,190,546 Series B convertible preferred shares were issued at $6.85 per share, less issuance costs of $1.9 million. The Series B proceeds are to be used to support the ongoing commercialization of ArcherDX’s existing assays and products, expand ArcherDX’s pipeline and potential business development, and fund working capital.

On December 12, 2019, ArcherDX completed a $55.0 million Series C convertible preferred stock financing with existing and new outside investors led by Perceptive. ArcherDX issued 6,638,261 shares at $8.29 per share, less issuance costs of $0.2 million. The Series C proceeds are used to be used for ongoing operations and business expansion.

The holders of the convertible preferred stock have the following rights and preferences:

Conversion

Each share of convertible preferred stock will be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, or automatically upon a Qualified IPO with gross proceeds of at least $50.0 million and a price per common share of at least $12.43, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the original issue price by the convertible preferred stock conversion price in effect at the time of conversion. The convertible preferred stock conversion price will initially be equal to the original issue price for the convertible preferred stock. Such initial convertible preferred stock conversion price, and the rate at which shares of convertible preferred stock may be converted into shares of common stock, is subject to adjustment.

Dividends

ArcherDX will not declare, pay or set aside any dividends on shares of any other class or series of capital stock of ArcherDX (other than dividends on shares of common stock payable in shares of common stock) unless the holders of the convertible preferred stock then outstanding will first receive, or simultaneously receive, out of funds legally available therefor, a dividend on each outstanding share of convertible preferred stock in an amount in cash equal to 6% of the respective original issue price per annum on each outstanding share of such convertible preferred stock calculated from the date of issuance of such share of convertible preferred stock. The foregoing dividends will not be cumulative and will be paid when, as and if declared by the board of directors of ArcherDX, provided that if the foregoing dividends are not declared in any year, the right to receive such dividends will terminate and not carry forward into the next year.

Liquidation Preference

In the event of any liquidation event, including upon a change in control of ArcherDX, the holders of shares of convertible preferred stock then outstanding will be entitled to be paid out of the assets of ArcherDX available for distribution to its stockholders before any payment will be made to the holders of common stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the original issue price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of convertible preferred stock been converted into common stock immediately prior to such liquidation event If upon any such liquidation event, the assets of ArcherDX available for distribution to its stockholders will be insufficient to pay the holders of shares of convertible preferred stock the full amount to which they will be entitled, the holders of shares of convertible preferred stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Voting

On any matter presented to the stockholders of ArcherDX for their action or consideration at any meeting of stockholders of ArcherDX (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of convertible preferred stock will be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of convertible preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of convertible preferred stock will vote together with the holders of common stock as a single class. In addition, holders of convertible preferred stock voting together in a single class are entitled to elect three directors to the board of directors of ArcherDX. The holders of convertible preferred stock also are entitled to vote together as a single class on certain protective matters including the payment of dividends, and the issuance of debt or an additional class of stock.

Classification

ArcherDX has classified convertible preferred stock as mezzanine equity in the consolidated balance sheets as the shares are contingently redeemable upon a deemed liquidation such as a change in control and in that event there is no guarantee that all shareholders would be entitled to receive the same form of consideration. No accretion was recorded during the years ended December 31, 2018 and 2019 as a deemed liquidation event was not considered probable.

12.	Stockholders’ Deficit

Common Stock

Common stockholders are entitled to one vote per share. Holders of common stock are entitled to receive dividends, when and if declared by the ArcherDX Board. The voting, dividend, and liquidation rights of the holders of the common stock are subject to, and qualified by, the rights of the holders of the preferred stock.

ArcherDX reserved shares of common stock for the following potential future issuances:

	As of December 31,
	2018	2019
Conversion of outstanding convertible preferred stock	8,783,772	17,609,298
Conversion of contingent consideration	1,463,758	1,463,758
Shares underlying outstanding equity awards	2,553,440	4,848,949
Shares available for future equity award grants	300,333	660,520
Exercise and conversion of preferred stock warrants	159,866	615,054
Total	13,261,169	25,197,579

13.	Stock-Based Compensation

ArcherDX has established the 2015 stock incentive plan for the benefit of its employees and board members. The form of awards, term, exercise price, and vesting schedule of the options are determined by ArcherDX’s Compensation Committee at the time of grant. Awards may be made under the plan for 5.7 million shares of common stock. The stock options generally vest over four years with a 25% cliff vest at the first anniversary of the vesting start date.

A summary of ArcherDX’s stock option activity under the 2015 stock incentive plan and related information is as follows (in thousands, except share and per share data):

	Stock Options Outstanding
	Shares Available for Grant	Shares Subject to Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Average Intrinsic Value
Balance at January 1, 2019	292,245	1,380,554	$1.05	9.8	$588
Shares authorized	2,823,293	—
Granted	(2,574,355)	2,574,355	$3.61
Exercised	—	(79,599)	$1.05
Canceled	119,537	(119,537)	$1.09
Balance at December 31, 2019	660,520	3,755,773	$2.81	9.3	$6,800
Vested at December 31, 2019		540,249	$1.08	8.3	$1,915

Stock-Based Compensation Expense

The following table presents the effect of employee and non-employee related stock-based compensation expense (in thousands):

	Year Ended December 31,
	2018	2019
Cost of precision oncology products revenue	$6	$10
Sales and marketing expense	30	95
Research and development expense	90	94
General and administrative expense	100	552
Total stock-based compensation expense	$226	$751

Future stock-based compensation for unvested options as of December 31, 2019 was approximately $3.5 million, which is expected to be recognized over a weighted-average period of 3.1 years.

Valuation of Stock Options

The grant date fair value of stock options was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2018	2019
Expected term (in years)	6-7	6-7
Expected volatility	80%	80%
Risk-free interest rate	2.69%	1.92%
Expected dividend yield	—	—

The determination of the fair value of stock options on the date of grant using a Black-Scholes option-pricing model is affected by the estimated fair value of ArcherDX’s common stock. The fair value of the common stock is determined by ArcherDX’s board of directors with the assistance of a third-party valuation specialist.

The valuation assumptions were determined as follows:

•

Expected Term. The expected term represents the period that the options granted are expected to be outstanding. After the adoption of ASU 2018-07 on January 1, 2019, the expected term of stock options issued to employees and nonemployee consultants is determined using the simplified method (based on the mid-point between the vesting date and the end of the contractual term) as ArcherDX has concluded that its stock option exercise history does not provide a reasonable basis upon which to estimate expected term. Prior to the adoption of ASU 2018-07, the expected term of stock options issued to employees was determined using the simplified method.

•

Expected Volatility. Given that ArcherDX’s common stock is privately held, there is no active trading market for ArcherDX’s common stock. ArcherDX derived the expected volatility from the average historical volatilities over a period approximately equal to the expected term of comparable publicly traded companies within its peer group that were deemed to be representative of future stock price trends as ArcherDX has limited trading history for its common stock.

•	Risk-Free Interest Rate. The risk-free interest rate is based on the U.S. Treasury rate, with maturities similar to the expected term of the stock options.

•	Expected Dividend Yield. ArcherDX does not anticipate paying any dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero.

14.	Employee Benefit Plans

ArcherDX maintains a retirement plan, which is qualified under section 401(k) of the Code for its U.S. employees. The plan allows eligible employees to defer, at the employee’s discretion, pretax compensation up to the IRS annual limits. Beginning on October 1, 2019, ArcherDX matched contributions at 3% of eligible employee’s compensation up to $2,000 annually. Total expense for contributions made to U.S. employees was approximately $0.1 million for the year ended December 31, 2019.

15.	Net Loss Per Common Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted-average number of common share equivalents outstanding using the treasury-stock method for stock options and warrants and the as-if-converted method for convertible preferred stock. As a result of ArcherDX’s net losses for the periods presented, all potentially dilutive common share equivalents were considered anti-dilutive and were excluded from the computation of diluted net loss per share.

The shares outstanding at the end of the respective periods presented in the table below were excluded from the calculation of diluted net loss per share due to their anti-dilutive effect (in thousands):

	For The Year Ended December 31,
	2018	2019
Common shares under option plans	2,593	5,194
Convertible preferred stock and warrants	8,943	18,224
Total potential dilutive shares	11,536	23,418

16.	Commitments and Contingencies

Litigation

In the normal course of business, ArcherDX is a party to litigation from time to time. ArcherDX maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on ArcherDX.

On January 27, 2020, Natera filed a lawsuit against ArcherDX in the United States District Court for the District of Delaware, alleging that ArcherDX’s products using AMP chemistry and the manufacture, use, sale, and offer for sale of such products, infringe U.S. Patent No. 10,538,814. On March 25, 2020, ArcherDX filed an answer denying Natera’s allegations and asserting certain affirmative defenses and counterclaims, including that U.S. Patent No. 10,538,814 is invalid. On April 15, 2020, Natera filed an answer denying ArcherDX’s counterclaims and filed an amended complaint alleging that ArcherDX’s products using AMP chemistry, including STRATAFIDE, PCM, LiquidPlex, ArcherMET, FusionPlex, and VariantPlex, and the manufacture, use, sale, and offer for sale of such products, infringe U.S. Patent No. 10,538,814, U.S. Patent No. 10,557,172, U.S. Patent No. 10,590,482, and U.S. Patent No. 10,597,708, each of which are held by Natera. On May 13, 2020, ArcherDX filed an answer to Natera’s amended complaint denying Natera’s allegations and asserting certain affirmative defenses and counterclaims, including that the asserted patents are invalid and not infringed. On June 3, 2020, Natera filed an answer denying ArcherDX’s counterclaims. On August 6, 2020, Natera filed another lawsuit against ArcherDX in the United States District Court for the District of Delaware alleging that ArcherDX’s products using AMP chemistry, including STRATAFIDE, PCM, LiquidPlex, ArcherMET, and VariantPlex, and the manufacture, use, sale, and offer for sale of such products, infringe U.S. Patent No. 10,731,220. ArcherDX’s answer to the new lawsuit is due on August 27, 2020. Natera seeks, among other things, damages and other monetary relief, costs and attorneys’ fees, and an order enjoining ArcherDX from further infringement of U.S. Patent Nos. 10,538,814, 10,557,172, 10,590,482, 10,597,708, and 10,731,220, or collectively, the “Natera Asserted Patents.” The litigations are ongoing and are in their early stages and ArcherDX cannot reasonably predict the outcome or loss, if any, that may result.

Vendor Collaboration Agreement

In September 2019, ArcherDX added a project agreement to an existing 2016 collaboration agreement with a vendor for the development and commercialization of sequencing-based companion diagnostics. Under the new agreement, ArcherDX will develop the companion diagnostic test kits, and the vendor will supply certain instruments, custom software, and regulatory support. The scope of the non-exclusive agreement, which has an eight-year term, includes ArcherDX’s future portfolio of companion diagnostic tests used to facilitate targeted therapy selection and monitoring of Minimal Residual Disease for the management of patients with solid tumor and blood cancers. The planned companion diagnostic tests will enable commercial laboratories, hospitals and health systems to run these assays in their local laboratories worldwide. ArcherDX paid a $2.0 million fee during 2019 following the achievement of a software implementation milestone by the vendor; ArcherDX is amortizing the fee over the term of the agreement. ArcherDX will also pay a fee capped at $4.0 million for each companion diagnostic indication, additional custom software module development, and certain hourly fees.

Royalty Agreements

In exchange for the use of certain patent rights, ArcherDX agreed to pay a royalty in the single digits on sales (as defined in the patent rights agreement). Under the agreement, the minimum net sales for the years ended December 31, 2018 and 2019 are $14.0 million and $20.6 million, respectively. Failure to meet the yearly minimum may be treated as a default and may result in termination of the agreement. ArcherDX was in compliance with the terms of the royalty agreement at December 31, 2018 and 2019.

ArcherDX also signed a non-transferable, non-exclusive license with a software provider. In exchange for the license, ArcherDX agreed to pay a fixed annual license fee of $10,000 and a low-to mid-single digit royalty on sales (as defined in the license agreement). If ArcherDX fails to perform under the agreement, the software provider may give written notice of default and allow ArcherDX 30 days to remediate the default, or the contract can be terminated. ArcherDX was in compliance with the terms of the royalty agreement at December 31, 2018 and 2019.

17.	Subsequent Events

For purposes of the financial statements as of December 31, 2019 and the year then ended, ArcherDX evaluated subsequent events for recognition and measurement purposes through March 6, 2020, the date the financial statements were issued, except for Reverse Stock Split in Note 2, as to which the date is August 25, 2020, and Going Concern, Liquidity and Capital Resources in Note 2, as to which the date is November 20, 2020. ArcherDX has further evaluated subsequent events for disclosure purposes through November 20, 2020. Except as described elsewhere in these financial statements, ArcherDX has concluded that no events or transactions have occurred that require disclosure.

18.	Return to Provision Adjustment

The return to provision adjustment in 2017, as discussed in Note 10, was evaluated and deemed to be immaterial.